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As filed with the Securities and Exchange Commission on November 6, 2015

Registration No. 333-207367

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Voyager Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	46-3003182 (I.R.S. Employer Identification Number)

75 Sidney Street
Cambridge, Massachusetts 02139
(857) 259-5340
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven M. Paul, M.D.
President and Chief Executive Officer
Voyager Therapeutics, Inc.
75 Sidney Street
Cambridge, Massachusetts 02139
(857) 259-5340
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom Edwin M. O'Connor Laurie A. Burlingame Goodwin Procter LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Marc A. Recht Richard C. Segal Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 937-2300

           Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.001 par value per share	$91,640,625	$9,228.23(3)

(1)
Estimated solely for the purpose of calculating the amount of registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended, and includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Calculated pursuant to Rule 457(o), based on an estimate of the proposed maximum aggregate offering price.

(3)
Fee previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note:

        This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-207367) of Voyager Therapeutics, Inc., is being filed solely to file Exhibit 10.3. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of this Registration Statement. Accordingly, a preliminary prospectus has been omitted.

 PART II

Information not required in prospectus

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and NASDAQ listing fee.

Item	Amount to be paid
SEC registration fee	$9,229
FINRA filing fee	14,245
Listing fee	125,000
Printing and engraving expenses	120,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	745,000
Blue Sky fees and expenses (including legal fees)	10,000
Transfer agent and registrar fees and expenses	13,000
Miscellaneous expenses	13,526

Total	$2,050,000

Item 14.    Indemnification of Directors and Officers

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

        In connection with the sale of common stock being registered hereby, we have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and amended and restated certificate of incorporation and bylaws.

        We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

        Since our inception until the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Issuances of Capital Stock

        On June 26, 2013, we issued 2,352 shares of our common stock to one investor for an aggregate consideration of $10. On January 9, 2014, we issued 470,589 shares of our common stock to one investor for an aggregate consideration of $2,000.

        On January 9, 2014, we issued 6,500,000 shares of our Series A convertible preferred stock to one investor for an aggregate consideration of $6,500,000, including the exchange of convertible promissory notes of approximately $2,929,000. On April 16, 2014, we issued 6,000,000 shares of our Series A convertible preferred stock to one investor for $6,000,000. On August 1, 2014, we issued 6,000,000 shares of our Series A convertible preferred stock to one investor for $6,000,000. On November 25, 2014, we issued 6,500,000 shares of our Series A convertible preferred stock to one investor for $6,500,000. On February 6, 2015, we issued 20,000,000 shares of our Series A convertible preferred stock to one investor for $20,000,000.

        On January 30, 2014, we issued 23,529 shares of our common stock in connection with entering into a license agreement.

        On February 11, 2015, we issued 10,000,000 shares of our Series B convertible preferred stock to one investor for $30,000,000. On April 9, 2015, we issued an aggregate of 20,000,001 shares of our Series B convertible preferred stock to nine investors for aggregate consideration of $60,000,003.

        No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Grants of Stock Options and Restricted Stock

        Since our inception, we have granted an aggregate of 2,885,109 shares of restricted stock and options to purchase 1,009,266 shares of common stock. The issuances of these securities were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(a)(2), as a transaction by an issuer not involving a public offering.

Item 16.    Exhibits and Financial Statement Schedules

        (a)   Exhibits.    See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

        (b)   Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, State of Massachusetts, on this 6th day of November, 2015.

VOYAGER THERAPEUTICS, INC.
By:	/s/ STEVEN PAUL, M.D. Steven Paul, M.D. Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ STEVEN PAUL, M.D. Steven Paul, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 6, 2015
/s/ J. JEFFREY GOATER J. Jeffrey Goater	Senior Vice President, Finance and Business Development (Principal Financial and Accounting Officer)	November 6, 2015
* Mark Levin	Director, Chairman of the Board	November 6, 2015
* Steven Hyman	Director	November 6, 2015
* Michael Higgins	Director	November 6, 2015
* James Geraghty	Director	November 6, 2015
* Perry Karsen	Director	November 6, 2015

* Pursuant to Power of Attorney

By:	/s/ STEVEN PAUL, M.D. Steven Paul, M.D.

 EXHIBIT INDEX

Exhibit number		Description of exhibit
1.1	**	Form of Underwriting Agreement.
3.1	**	Certificate of Incorporation (as currently in effect).
3.2	**	Form of Amended and Restated Certificate of Incorporation (to be in effect upon completion of this offering).
3.3	**	By-laws (as currently in effect).
3.4	**	Form of Amended and Restated Bylaws (to be in effect upon completion of this offering).
4.1	**	Form of Common Stock Certificate.
4.2	**	Second Amended and Restated Investors' Rights Agreement by and among the Registrant and certain of its stockholders dated as of April 10, 2015.
5.1	**	Opinion of Goodwin Procter LLP.
10.1	#**	2014 Stock Option and Grant Plan and forms of award agreements thereunder.
10.2	#**	2015 Stock Option and Incentive Plan and forms of award agreements thereunder.
10.3	†##	Collaboration Agreement by and between the Registrant and Genzyme Corporation, dated February 11, 2015.
10.4	†**	Exclusive License Agreement by and between the Registrant and the University of Massachusetts, dated January 30, 2014.
10.5	**	Lease Agreement by and between the Registrant and UP 45/75 Sidney Street, LLC, dated as of April 1, 2014.
10.6	#**	Offer Letter by and between the Registrant and Bernard Ravina, M.D., dated January 15, 2014.
10.7	#**	Offer Letter by and between the Registrant and Robert Pietrusko, Pharm. D., dated May 13, 2014.
10.8	#**	Offer Letter by and between the Registrant and Steven Paul, M.D., dated July 24, 2014.
10.9	**	Form of Indemnification Agreement to be entered into between the Registrant and its directors.
10.10	**	Form of Indemnification Agreement to be entered into between the Registrant and its executive officers.
10.11	†**	License Agreement, by and between the Registrant and ReGenX Biosciences, LLC, dated May 28, 2014.
10.12	#**	2015 Employee Stock Purchase Plan.
23.1	**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	**	Power of Attorney (included on signature page).

**
Previously filed.

†
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the SEC.

#
Represents management compensation plan.

##
Certain exhibits and schedules to these agreements have been omitted from the registration statement pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

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Explanatory Note
PART II Information not required in prospectus
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX